Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 16, 2021, relating to the financial statements and financial highlights of BrandyWineGLOBAL – Corporate Credit Fund (formerly known as Diamond Hill Corporate Credit Fund) and BrandyWineGLOBAL – High Yield Fund (formerly known as Diamond Hill High Yield Fund), each a series of Legg Mason Partners Equity Trust, for the year ended December 31, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, LTD.

COHEN & COMPANY, LTD.

Cleveland, Ohio

July 21, 2021